                      FORM OF SUB-ADMINISTRATION AGREEMENT

         Agreement dated as of April ___, 2004 by and between State Street Bank and Trust Company, a Massachusetts trust company (the "Sub-Administrator") and RMR Advisors, Inc., a Massachusetts corporation (the "Administrator").

         WHEREAS, RMR Hospitality and Real Estate Fund (the "Fund") is registered as a closed-end, management investment company under the Investment Company Act of 1940, as amended (the "1940 Act");

         WHEREAS, the Fund has retained the Administrator to furnish administrative services to it; and

         WHEREAS, the Administrator desires to retain the Sub-Administrator to furnish certain administrative services to the Fund, and the Sub-Administrator is willing to furnish such services, on the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1. APPOINTMENT OF SUB-ADMINISTRATOR

         The Administrator hereby appoints the Sub-Administrator to act as sub-administrator with respect to the Fund's investment portfolio for purposes of providing certain sub-administrative services for the period and on the terms set forth in this Agreement. The Sub-Administrator accepts such appointment and agrees to render the services stated herein.

2. DELIVERY OF DOCUMENTS

         The Administrator will promptly deliver to the Sub-Administrator upon request copies of each of the following documents and all future amendments and supplements, if any:

         a. The Fund's Amended and Restated Agreement and Declaration of Trust;

         b. The Fund's Bylaws;

         c. The Fund's currently effective registration statement under the Securities Act of 1933, as amended (the "1933 Act"), and the 1940 Act, the Prospectus(es) and Statement(s) of Additional Information and all amendments and supplements thereto as in effect from time to time;

         d. Certified copies of the resolutions of the Board of Trustees of the Fund (the "Board") authorizing (1) the Administrator to enter into this Agreement and (2) certain individuals to give instructions to the Sub-Administrator pursuant to this Agreement;

         e. A copy of the investment advisory agreement between the Fund and its investment advisor; and

         f. Such other certificates, documents or opinions which the Sub-Administrator may, in its reasonable discretion, deem necessary or appropriate in the proper performance of its duties.

3. REPRESENTATIONS AND WARRANTIES OF THE SUB-ADMINISTRATOR

         The Sub-Administrator represents and warrants to the Administrator that:

         a. It is a Massachusetts trust company, duly organized and existing under the laws of The Commonwealth of Massachusetts;

         b. It has the corporate power and authority to carry on its business in The Commonwealth of Massachusetts;

         c. All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement;

         d. No legal or administrative proceedings have been instituted or threatened which would materially impair the Sub-Administrator's ability to perform its duties and obligations under this Agreement; and

         e. Its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Sub-Administrator or any law or regulation applicable to it.

4. REPRESENTATIONS AND WARRANTIES OF THE ADMINISTRATOR

         The Administrator represents and warrants to the Sub-Administrator that:

         a. It is a corporation, duly organized, existing and in good standing under the laws of The Commonwealth of Massachusetts;

         b. It has the corporate power and authority under applicable laws and by its charter and bylaws to enter into and perform this Agreement;

         c. All requisite proceedings have been taken to authorize it to enter into and perform this Agreement;

         d. No legal or administrative proceedings have been instituted or threatened which would impair the Administrator's ability to perform its duties and obligations under this Agreement;

         e. Its entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of the Administrator or any law or regulation applicable to it;

         f. With respect to the Fund:

            (1) The Fund is an investment company properly registered under the
                1940 Act;

            (2) A registration statement under the 1940 Act has been filed and will be effective and remain effective during the term of this Agreement;

            (3) As of the close of business on the date of this Agreement, the
                Fund is authorized to issue shares of common shares of beneficial interest, initially in the amount as set forth in Schedule A to this Agreement; and

            (4) The Fund is duly organized, existing and in good standing as a business trust under the laws of The Commonwealth of Massachusetts.

5. SUB-ADMINISTRATION SERVICES

         The Sub-Administrator shall provide the services set forth on Schedule B annexed hereto, subject to the control, supervision and direction of the Administrator in accordance with procedures which may be established from time to time between the Administrator and the Sub-Administrator.

         The Sub-Administrator shall provide the office facilities and personnel required by it to perform the services contemplated herein.

6. FEES; EXPENSES; EXPENSE REIMBURSEMENT

         The Sub-Administrator shall receive from the Administrator such compensation for the Sub-Administrator's services provided pursuant to this Agreement as may be agreed to from time to time in a written fee schedule approved by the parties and initially set forth in the Fee Schedule to this Agreement. The fees are calculated based on the average daily net assets of the Fund and billed monthly and shall be due and payable upon receipt of the invoice. Upon the termination of this Agreement before the end of any month, the fee for the part of the month before such termination shall be prorated according to the proportion which such part bears to the full monthly period and shall be payable upon the date of termination of this Agreement. In addition, the Administrator shall reimburse the Sub-Administrator for its out-of-pocket costs incurred in connection with this Agreement.

         The Administrator agrees to reimburse the Sub-Administrator for any other expenses not contemplated by this Agreement as mutually agreed upon in writing by the Administrator and the Sub-Administrator from time to time.

         The Sub-Administrator is authorized to and may employ or associate with such person or persons as the Sub-Administrator may deem desirable to assist it in performing its duties under this Agreement; provided, however, that the compensation of such person or persons shall be paid by the Sub-Administrator and that the Sub-Administrator shall be as fully responsible to the Administrator for the acts and omissions of any such person or persons as it is for its own acts and omissions.

7. INSTRUCTIONS AND ADVICE

         At any time, the Sub-Administrator may apply to any officer of the Administrator for instructions and may consult with outside counsel for the Fund or the independent auditors for the Fund at the expense of the Administrator, or other individuals designated in writing by the Administrator, for instructions with respect to any matter arising in connection with the services to be performed by the Sub-Administrator under this Agreement. The Sub-Administrator shall not be liable, and shall be indemnified by the Administrator, for any action taken or omitted by it in good faith in reliance upon any such instructions or advice or upon any paper or document reasonably believed by it to be genuine and to have been signed by such officers or individuals. The Sub-Administrator shall not be held to have notice of any change of authority of any officer or individual until receipt of written notice thereof from the Administrator. Nothing in this Section shall be construed as imposing upon the Sub-Administrator any obligation to seek such instructions.

8. LIMITATION OF LIABILITY AND INDEMNIFICATION

         The Sub-Administrator shall be responsible for the performance of only such duties as are set forth in this Agreement, including those set forth on Schedule B annexed hereto which forms a part hereof, as such Schedule B may be amended from time to time, and, except as otherwise provided under Section 6, shall have no responsibility for the actions or activities of any other party, including other service providers. The Sub-Administrator shall have no liability for any error of judgment or mistake of law or for any loss or damage resulting from the performance or nonperformance of its duties hereunder unless solely caused by or resulting from the bad faith, negligence, willful misconduct or reckless disregard of the duties and obligations of the Sub-Administrator, its officers or employees. The Sub-Administrator shall not be liable for any special, indirect, incidental, or consequential damages of any kind whatsoever (including, without limitation, attorneys' fees) under any provision of this Agreement or for any such damages arising out of any act or failure to act hereunder. In any event, the Sub-Administrator's cumulative liability for each calendar year (a "Liability Period") with respect to the Administrator under this Agreement, regardless of the form of action or legal theory, shall be limited to the total annual compensation earned by the Sub-Administrator with respect to the Fund and fees payable hereunder during the preceding Compensation Period, as defined herein, for any liability or loss suffered by the Administrator or the Fund including, but not limited to, any liability relating to qualification of the Fund as a regulated investment company or any liability relating to the Fund's compliance with any federal or state tax or securities statute, regulation or ruling during such Liability Period. "Compensation Period" shall mean the calendar year ending immediately prior to each Liability Period in which the event(s) giving rise to the Administrator's liability for that period have occurred. Notwithstanding the foregoing, the Compensation Period for purposes of calculating the annual cumulative liability of the Sub-Administrator for the Liability Period commencing on the date of this Agreement and terminating on December 31, 2004 shall be the date of this Agreement through December 31, 2004 on an annualized basis, and the Compensation Period for the Liability Period commencing January 1, 2004 and terminating on December 31, 2004 shall be January 1, 2004 through December 31, 2004.

         Except as may arise from the Sub-Administrator's bad faith, negligence, willful misconduct or reckless disregard of its duties and obligations under the Agreement, the Sub-Administrator shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, work stoppage, power or other mechanical failure, computer virus, natural disaster, governmental action or communication disruption.

         The Administrator shall indemnify and hold the Sub-Administrator harmless from all loss, cost, damage and expense, including reasonable fees and expenses for counsel, incurred by the Sub-Administrator resulting from any claim, demand, action or suit in connection with the Sub-Administrator's acceptance of this Agreement, any action or omission by the Sub-Administrator in the performance of its duties hereunder, or as a result of the Sub-Administrator's acting upon any instructions reasonably believed by it to have been duly authorized by the Administrator, provided that this indemnification shall not apply to actions or omissions of the Sub-Administrator, its officers or employees in cases of its or their own bad faith, negligence, willful misconduct or reckless disregard of their duties and obligations.

         The indemnification contained herein shall survive the termination of this Agreement.

9. CONFIDENTIALITY

         The Sub-Administrator agrees that, except as otherwise required by law or in connection with any required disclosure to a banking or other regulatory authority, it will keep confidential all records and information in its possession relating to the Administrator, the Fund or the Fund's shareholders or shareholder accounts and will not disclose the same to any person except at the request or with the written consent of the Administrator.

10. COMPLIANCE WITH GOVERNMENTAL RULES AND REGULATIONS; RECORDS

         The Fund assumes full responsibility for complying with all securities, tax, commodities and other laws, rules and regulations applicable to it.

         In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Administrator agrees that all records which it maintains pursuant to its duties under this Agreement shall at all times remain the property of the Fund, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request. The Sub-Administrator further agrees that all records which it maintains pursuant to its duties under this Agreement pursuant to Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act unless any such records are earlier surrendered as provided above.

11. SERVICES NOT EXCLUSIVE

         The services of the Sub-Administrator under this Agreement are not to be deemed exclusive, and the Sub-Administrator shall be free to render similar services to others. The Sub-Administrator shall be deemed to be an independent contractor and, unless otherwise expressly provided herein or authorized by the Administrator from time to time, shall have no authority to act or represent the Administrator or the Fund in any way or otherwise be deemed an agent of the Administrator or the Fund.

12. TERM, TERMINATION AND AMENDMENT

         (a) This Agreement shall become effective on the date of its execution and shall remain in full force and effect unless either party terminates this Agreement upon at least sixty (60) days' prior written notice to the other party, or unless the Fund terminates the services of Administrator prior to that date. Termination of this Agreement may be effected with or without cause and without the payment of any penalty; provided, however, that the Administrator and Sub-Administrator specifically agree that any compensation or expense described in Section 12 (b) below shall not be deemed a penalty.

         (b) Upon termination of this Agreement, the Administrator shall pay to the Sub-Administrator such compensation and any reimbursable expenses as may be due under the terms hereof as of the date of such termination, including reasonable out-of-pocket expenses associated with such termination.

         (c) This Agreement may be modified or amended from time to time by mutual written agreement of the parties hereto.

13. NOTICES

         Any instruction, notice, communication or other instrument required to be given hereunder may be (a) delivered in person to the offices of the parties as set forth herein during normal business hours; or (b) effected directly between electro-mechanical or electronic devices; or (c) delivered prepaid registered mail (in which case it shall be deemed to have been served at the expiration of five business days after posting); or (d) delivered by telecopy (in which case it shall be deemed to have been served on the business day after the receipt thereof). Each party hereto shall designate from time to time the person(s) and address(es) for Proper Instructions and other communications related to the daily operations. Instructions and other communications related to this Agreement (including, but not limited to termination, breach, or default) shall be delivered at the following addresses or such other addresses as may be notified by any party from time to time.

If to the Administrator:

RMR Advisors, Inc.
400 Centre Street
Newton, MA 01458
ATTN:  Thomas M. O'Brien
Telephone: 617-332-3990
Facsimile: 617-332-2261

If to the Sub-Administrator:

State Street Bank and Trust Company
One Federal Street, 9th Floor (B02/9)
P.O. Box 5049
Boston, MA 02206-5049
ATTN: Mary Moran Zeven, Esq.
Telephone: (617) 662-1783
Facsimile: (617) 662-3805

14. NON-ASSIGNABILITY

         This Agreement shall not be assigned by either party hereto without the prior consent in writing of the other party, except that the Administrator or Sub-Administrator may assign this Agreement to a successor of all or a substantial portion of its business, or to a party controlling, controlled by or under common control with the Administrator or Sub-Administrator.

15. SUCCESSORS

         This Agreement shall be binding on and shall inure to the benefit of the Administrator and the Sub-Administrator and their respective successors and permitted assigns.

16. ENTIRE AGREEMENT

         This Agreement and the Fee Schedule contain the entire understanding between the parties hereto with respect to the subject matter hereof and supersede all previous representations, warranties or commitments regarding the services to be performed hereunder whether oral or in writing.

17. WAIVER

         The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. Any waiver must be in writing signed by the waiving party.

18. SEVERABILITY

         If any provision of this Agreement is invalid or unenforceable, the balance of the Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance it shall nevertheless remain applicable to all other persons and circumstances.

19. GOVERNING LAW

         This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts.

20. REPRODUCTION OF DOCUMENTS

         This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

                           RMR ADVISORS, INC.

                           By:
                               -----------------------------------
                           Name:  Adam D. Portnoy
                                  --------------------------
                           Title: Vice President
                                  --------------------------------

                           STATE STREET BANK AND TRUST COMPANY

                           By:
                              ------------------------------------
                           Name:  Gary L. French
                                  --------------------------------
                           Title: Senior Vice President
                                  --------------------------------

                                   SCHEDULE A

LIST OF PORTFOLIOS                                            AUTHORIZED SHARES
RMR HOSPITALITY AND REAL ESTATE FUND     Unlimited Common Shares of
                                         Beneficial Interest

                                   SCHEDULE B

                       SUB-ADMINISTRATION RESPONSIBILITIES

Subject to oversight by the Fund's Administrator:

         a. Oversee the maintenance by the Fund's custodian of certain books and records of the Fund as required under Rule 31a-1(b) of the 1940 Act and as required by the Custodian Agreement dated April 2, 2004 between the Fund and State Street Bank and Trust Company;

         b. Prepare the Fund's federal, state and local income tax returns for review by the Fund's independent accountants (if and as directed by the Fund), execution by the Fund's treasurer; file the Fund's federal, state and local income tax returns;

         c. Review calculation of, and if appropriate, recommend changes to, Fund expense accruals. Submit for approval by officers of the Fund and arrange for payment of the Fund's expenses;

         d. Prepare for review and approval by officers of the Fund financial information for the Fund's semi-annual and annual reports, proxy statements and other communications required or otherwise to be sent to Fund shareholders;

         e. Prepare for review by an officer of the Fund the Fund's periodic financial reports required to be filed with the Securities and Exchange Commission ("SEC") on Forms N-SAR and N-CSR, and financial information required by Form N-2 and such other reports, forms or filings as may be mutually agreed upon;

         f. Prepare reports relating to the business and affairs of the Fund as may be mutually agreed upon and not otherwise prepared by the Fund's investment adviser, Administrator, custodian, legal counsel or independent accountants;

         g. Coordinate the audit of the Fund's financial statements by the Fund's independent accountants, and make such reports and recommendations to the Board concerning the performance of the independent accountants as the Board may reasonably request;

         h. Oversee and review calculations of fees paid to the Fund's investment adviser, Administrator, custodian and transfer agent;

         i. Consult with the Fund's officers, Administrator, independent accountants, legal counsel, custodian and transfer agent in establishing the accounting policies of the Fund;

         j. Refer to the Fund's officers or transfer agent, shareholder inquiries relating to the Fund;

         k. Provide periodic testing of portfolios to assist the Fund's investment adviser in complying with Internal Revenue Code mandatory qualification requirements, the requirements of the 1940 Act and Company prospectus limitations as may be mutually agreed upon;

         l. Maintain general corporate calendar;

         m. Maintain copies of the Fund's charter and by-laws;

         n. File annual and semi-annual shareholder reports with the appropriate regulatory agencies; review text of "President's letters" to shareholders and "Management's Discussion of Company Performance" (which shall also be subject to review by the Fund's legal counsel);

         o. Provide consultation on regulatory matters relating to portfolio management, Fund operations and any potential changes in the Fund's investment policies, operations or structure; act as liaison to legal counsel to the Fund and, where applicable, to legal counsel to the Fund's independent Board members;

         p. Maintain continuing awareness of significant emerging regulatory and legislative developments which may affect the Fund, update the Administrator, the Board and the investment adviser on those developments and provide related planning assistance where requested or appropriate;

         q. Counsel and assist the Fund in the handling of routine regulatory examinations and work closely with the Fund's legal counsel in response to any non-routine regulatory matters;

         r. Prepare and disseminate vendor survey information;

         s. Prepare and furnish performance information (including total return information and yield information), including such information on an after-tax basis, calculated in accordance with applicable U.S. securities laws and regulations as may be reasonably requested by the Administrator;

Subject to review and comment by the Fund's legal counsel and the Fund's
Administrator:

         t. Prepare for filing with the SEC amendments to the Fund's registration statement, including updating the Prospectus and Statement of Additional Information, where applicable;

         u. Prepare for filing with the SEC routine proxy statements; provide consultation on proxy solicitation matters;

         v. Prepare agenda and background materials for Board meetings, make presentations where appropriate; attend Board meetings, prepare minutes and follow-up on matters raised at Board meetings; attend shareholder meetings and prepare minutes; and

         w. Supply the Fund with officers, as necessary.

                       STATE STREET BANK AND TRUST COMPANY

                    FUND ADMINISTRATION COMPLEX FEE SCHEDULE
                                       FOR
                      RMR HOSPITALITY AND REAL ESTATE FUND
                              DATED APRIL ___, 2004

I.   FEES FOR FUND ADMINISTRATION SERVICES:

     The following fee schedule is for administration services for the RMR Hospitality and Real Estate Fund. Services include: Semi annual and annual financial reporting, NSAR preparation and filing, surveys, audit coordination, expense budgeting /monitoring, performance calculations, IRS / SEC / Prospectus compliance, tax services and legal services. For these services, the fund will be charged the following fees:


                                                            ANNUAL FEE
          AVERAGE ASSETS                        EXPRESSED IN BASIS POINTS: 1/100 OF 1%
          First $___ million / fund
          Next $___ million / fund
          Next $___ million / fund
          Next $___ million / fund
          Minimum Per Fund

         FUND FEES:
         Fees will be calculated by multiplying each average asset break point in the above schedule by the total number of funds only to determine the break points used in the schedule (i.e., 1 fund at $___ million at ____ basis points, etc.). The basis point rate will then be applied to determine the asset-based fee for the complex. The minimum fee will be calculated by multiplying the minimum fee by the number of Funds. State Street will charge the greater of the complex basis point fee or the complex minimum fee. The Base Fee is subject to an increase each year in an amount equal to the increase in the Consumer Price Index for that year.

II.      MULTIPLE CLASSES OF SHARES & FEEDER FEES
         An additional $___________ annual fee will be applied for each class of common shares, excluding the first class of common shares, if more than one class of common shares is operational in a Fund.

III.     PREFERRED SHARES COMPLIANCE TESTING
         The following fee covers 1940 Act and Preferred Shares Basic Maintenance asset coverage testing for the preferred rate auction shares issued by the Funds. Preferred rate auction testing will be performed twice per month.

                                                   ANNUAL FEE PER FUND
                                                       $  --------

IV.  OUT OF POCKET EXPENSES - INCLUDE, BUT MAY NOT BE LIMITED TO:

        o Legal fees, audit fees and other professional fees
        o Postage
        o Supplies related to Fund records
        o Travel and lodging for Board and Operations meetings
        o Preparation of financial statements other than Annual and Semi-Annual Reporting, $3,000 per financial report.

V.   SPECIAL ARRANGEMENTS
     Fees for activities of a non-recurring nature such as reorganizations, and/or preparation of special reports will be subject to negotiation. Fees for a change in fund structure (i.e., Core and Feeder) are subject to negotiation.

VI.  TERM OF THE CONTRACT
     The parties agree that this fee schedule shall remain in effect until April __, 2006 and from year to year thereafter until it is revised as a result of negotiations initiated by either party.

     Note: As discussed, the services do not include: blue sky and daily oversight of the funds books and records. The fees are also subject to a review of the fund's N-2 and statement of additional information.

                           RMR ADVISORS, INC.

                           By:
                               ---------------------------------------------
                           Name:  Adam D. Portnoy
                                  ------------------------------------------
                           Title: Vice President
                                  ------------------------------------------

                           STATE STREET BANK AND TRUST COMPANY

                           By:
                               ---------------------------------------------
                           Name:  Gary L. French
                                  ------------------------------------------
                           Title: Senior Vice President
                                  ------------------------------------------

                                       2